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                     June 18, 2020

       Gregory Smith
       Chief Financial Officer
       BOEING CO
       100 N. Riverside Plaza
       Chicago, IL 60606

                                                        Re: BOEING CO
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed January 31,
2020
                                                            Form 10-Q for
Fiscal Quarter Ended March 31, 2020
                                                            Filed April 29,
2020
                                                            File No. 1-00442

       Dear Mr. Smith:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing